 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated September 29, 2023 in the Amendment No. 1 to the Registration Statement (File No. 333-273344) and related Prospectus of Guggenheim Defined Portfolios, Series 2347.

/s/ Grant Thornton LLP____________________

GRANT THORNTON LLP

Chicago, Illinois

September 29, 2023